Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Myomo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid

Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share(2)(3)	Rule 457(o)			$8,000,000	$0.00011020	$881.60
	Equity	Pre-Funded Warrants(3)(4)	Other	—	—	—	—	—
	Equity	Warrants(5)	Other	—	—	—	—	—
	Equity	Common Stock Underlying Pre-Funded Warrants(3)(4)	Rule 457(o)	—	—	—	$0.00011020	—
	Equity	Common Stock Underlying Warrants(5)	Rule 457(g)	—	—	$8,000,000	$0.00011020	$881.60

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$16,000,000	$0.00011020	$1,763.20
	Total Fees Previously Paid							0
	Total Fees Offsets
	Net Fee Due							$1,763.20

(1)

Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)

The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $8,000,000.

(4)

The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein).

(5)

As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act and based on an assumed per-share exercise price for the warrants of 100% of the public offering price of the common stock and pre-funded warrants; the proposed maximum aggregate offering price of the common stock and pre-funded warrants is $8,000,000.